Exhibit 99.1
CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

On April 25, 2014, Charter Communications, Inc. (“Charter”) entered into a binding definitive agreement (the “Agreement”) with Comcast Corporation (“Comcast”), which contemplates the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution and spin-off transaction (collectively, the “Transactions”) as described in more detail below. The Transactions are expected to be consummated substantially contemporaneously with each other and will be consummated as promptly as practicable following the merger of a subsidiary of Comcast with Time Warner Cable Inc. (“TWC”) as previously announced by Comcast and TWC (the “TWC Merger”). The completion of the Transactions will result in Charter acquiring approximately a net 1.4 million1 existing TWC residential and commercial video customers.

The Transactions will be valued at a 7.125 multiple of the respective cable systems' Carveout 2014 Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (as defined in the Agreement), subject to certain post-closing adjustments. The Carveout 2014 EBITDA (as defined in the Agreement) was estimated using the 2013 results of the cable systems included in this unaudited pro forma financial information, and applying a 2014 growth rate to the 2013 amounts. The growth rates used are based on Wall Street research consensus estimates for 2014 EBITDA for each company (Comcast cable systems 5.4%, TWC cable systems 3.4% and Charter cable systems 7.8%). For purposes of this unaudited pro forma financial information, the value of the asset purchase and asset exchange transactions are estimated to be $7.5 billion and $7.8 billion, respectively, and the valuation of GreatLand Connections (defined below) for purposes of determining the value of Charter’s equity interest, is estimated to be $13.0 billion.

Asset Purchase

At closing, Charter will acquire from Comcast certain systems currently owned by TWC serving approximately 1.5 million1 video customers and all other assets and liabilities primarily related to such systems for cash consideration (the “Asset Purchase”). Charter will make payments to Comcast in respect of the tax benefit of the step-up it receives in the tax basis of the assets. Such tax benefit to Charter will be paid as realized by Charter over an eight-year period, and an additional payment will be made at the end of such eight-year period in the amount of any remaining tax benefit (on a present value basis) not previously realized by Charter.

Asset Exchange

At closing, Charter and Comcast will exchange certain systems serving approximately 1.5 million1 TWC video customers and approximately 1.6 million1 Charter video customers and all other assets and liabilities primarily related to such systems (the “Asset Exchange”). Most tax gains associated with the Asset Exchange are expected to be offset by Charter’s existing net operating losses.

Financing

The consideration for the assets acquired and transaction expenses will be financed with new indebtedness of Charter and is currently estimated at approximately $8.0 billion in aggregate principal amount. Charter has received commitments from a number of leading Wall Street investment banks to provide incremental senior secured term loan facilities totaling up to $8.4 billion and a senior secured incremental revolving facility equal to $500 million under the Charter Communications Operating, LLC (“Charter Operating”) credit facility. Pursuant to that commitment, Charter has fully drawn on $3.5 billion of Term G Loans commitments, $1.0 billion has been committed, but not issued, in additional Charter Operating term loans and the remaining $3.5 billion is expected to be obtained from a combination of sources including, potentially, term loans, secured notes and unsecured notes. The indebtedness assumptions used herein are for illustrative purposes only and may not reflect the actual financing.

Contribution and Spin-Off Transaction

CCH I, LLC (“CCH I”), a current indirect subsidiary of Charter, will be reorganized to be a direct subsidiary of Charter. CCH I will then form a new subsidiary that will merge with Charter through a tax-free reorganization and become the new holding company (“New Charter”) that will own 100% of Charter and indirectly Charter Communications Holding Company, LLC (“Charter Holdco”). New Charter will then acquire an approximate 33% stake in a new publicly-traded cable provider to be spun-off by Comcast serving approximately 2.5 million1 existing Comcast video customers. The cable systems will be contributed to Midwest Cable, Inc. which, upon consummation of the Transactions, is expected to change its name to GreatLand Connections, Inc.

[1]	Charter, TWC and GreatLand Connections customer counts are based on respective Charter, TWC and Comcast reporting methodologies, where there may be small definitional differences.

(“GreatLand Connections”). New Charter will acquire its interest in GreatLand Connections by issuing New Charter stock to Comcast shareholders (including former TWC shareholders) as a result of a merger of a wholly owned subsidiary of New Charter with and into GreatLand Connections (the “GreatLand Transaction”). Comcast shareholders, including the former TWC shareholders, are expected to own approximately 67% of GreatLand Connections, while New Charter is expected to directly own approximately 33% of GreatLand Connections. GreatLand Connections expects to incur leverage of approximately 5 times its estimated pro forma 2014 EBITDA (as such term is defined by GreatLand Connections’ financing sources for purposes of the financing) to fund a distribution to Comcast and issue such notes to Comcast prior to the spin-off. Additionally, Charter will provide certain services to GreatLand Connections, and Charter will be reimbursed the actual economic costs of such services, in addition to a quarterly fee of 4.25% of GreatLand Connections’ quarterly gross revenues.

The closing of the Transactions is contingent upon, among other things, the closing of the TWC Merger, approval by Charter stockholders, completion of GreatLand Connections' financing transactions and regulatory approvals. In addition, the Transactions may be terminated (1) upon termination of the TWC Merger, (2) by either Charter or Comcast on a material breach of the other party, subject to cure provisions, (3) upon any final and non-appealable injunction or legal impediment, (4) if, following receipt of the financial information for the cable systems in the Asset Purchase and Asset Exchange, Charter is unable to obtain committed financing for the Asset Purchase, (5) in the event Charter shareholder approval is not obtained, (6) solely by Comcast if Charter’s board of directors makes an adverse change to its recommendation, and (7) if the Transactions have not been consummated within certain time frames from the completion of the TWC Merger, among others.

Acquisition of Bresnan

On July 1, 2013, Charter and Charter Operating acquired Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, “Bresnan”) from a wholly owned subsidiary of Cablevision Systems Corporation for $1.625 billion in cash, as well as a working capital adjustment and a reduction for certain funded indebtedness of Bresnan. Charter funded the purchase of Bresnan with a $1.5 billion Term Loan E (“Term Loan E”) and borrowings under the Charter Operating credit facility.
Basis of Presentation

The unaudited pro forma financial statements are based on i) the audited financial statements of Charter and its subsidiaries for the year ended December 31, 2013 contained in Charter’s Annual Report on Form 10-K filed on February 21, 2014, ii)  the unaudited condensed consolidated financial statements of Charter and its subsidiaries as of and for the six months ended June 30, 2014 contained in this Form 8-K, iii) the audited historical financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. (“TWC Cable Systems Acquired”) for the year ended December 31, 2013 contained in this Form 8-K,  (iv) the unaudited financial statements of the TWC Cable Systems to be Sold or Exchanged in the Divestiture Transactions with Charter Communications, Inc. as of and for the six months ended June 30, 2014 contained in this Form 8-K, (v) the audited historical financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. for the year ended December 31, 2013 contained in this Form 8-K,  (vi) the unaudited financial statements of the Comcast Cable Systems to be Contributed to Midwest Cable, Inc. as of and for the six months ended June 30, 2014 contained in this Form 8-K, and (vii) the unaudited financial statements of Bresnan for the six months ended June 30, 2013 contained in Charter’s Form 8-K filed on September 6, 2013.

The unaudited pro forma condensed consolidated balance sheet is presented as if the Transactions had occurred as of June 30, 2014. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 are presented as if the Transactions had occurred on January 1, 2013, the beginning of the earliest period presented. The accompanying unaudited pro forma financial information is intended to reflect the impacts of the Transactions on Charter’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter, Bresnan, the TWC Cable Systems Acquired, GreatLand Connections and the related pro forma adjustments as described in these notes. The starting point for the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is the Charter unaudited pro forma financial information after giving effect to the acquisition of Bresnan. See Note 2. The pro forma adjustments related to the Transactions are included only to the extent they are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The Transactions will be accounted for using the acquisition method of accounting. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The fair values assigned in the unaudited pro forma financial information are preliminary and represent Charter’s current best estimate of fair value and are subject to revision. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the assets acquired and liabilities assumed have not commenced. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property, plant and equipment and identifiable intangible assets, including franchises and customer relationships. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred tax liabilities.

The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Charter believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not reflect any reclassifications or adjustments to conform the TWC Cable Systems Acquired financial statement presentation or accounting policies to those adopted by Charter, as no such adjustments have been identified that would have a material effect on the unaudited pro forma financial information. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company.

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The unaudited pro forma statements of operations also do not include an estimated $210 million of non-recurring costs directly attributable to the Transactions, such as escrow interest, investment banking fees and legal fees.

Charter intends to review the synergies of the combined business in advance of and subsequent to the completion of the Transactions, which may result in a plan to reorganize certain of the TWC Cable Systems Acquired's products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the accompanying unaudited pro forma financial information. The unaudited pro forma financial information also does not include any revenue or expenses for services provided under the services agreement with GreatLand Connections for which Charter will be reimbursed the actual economic costs of such services.

The Transactions may result in changes to Charter’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in Charter’s deferred taxes as a result of the Transactions will be reflected in income as of the closing dates. Therefore, the unaudited pro forma financial information does not include the impact of any such changes on Charter’s existing deferred tax assets and liabilities, as the analysis is not complete.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2014
(IN MILLIONS)

		TWC Cable	Charter
	Charter	Systems	Cable Systems	Pro Forma		Charter
	Historical	Acquired	Divested	Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9	$29	$(1)	$—		$37
Accounts Receivable, net	252	231	(69)	—		414
Prepaid expenses and other current assets	76	154	(26)	—		204
Total current assets	337	414	(96)	—		655

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,197	2,895	(2,867)	666	1b	8,891
Franchises	6,009	7,271	(1,927)	2,520	1b	13,873
Customer relationships, net	1,245	312	(334)	1,772	1b	2,995
Goodwill	1,170	1,178	(348)	2,841	1b	4,841
Total investment in cable properties, net	16,621	11,656	(5,476)	7,799		30,600

EQUITY INVESTMENT	—	—	—	1,777	1d	1,777

OTHER NONCURRENT ASSETS	411	12	(42)	105	1a	486

Total assets	$17,369	$12,082	$(5,614)	$9,681		$33,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,606	$510	$(377)	$—		$1,739
Total current liabilities	1,606	510	(377)	—		1,739

LONG-TERM DEBT	14,019	—	—	7,933	1a	21,952
DEFERRED INCOME TAXES	1,554	3,085	(1,037)	(189)	1c	3,413
OTHER LONG-TERM LIABILITIES	71	41	(6)	859	1b	965

SHAREHOLDERS’ EQUITY	119	8,446	(4,194)	1,078	1e	5,449

Total liabilities and shareholders’ equity	$17,369	$12,082	$(5,614)	$9,681		$33,518

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2014
(IN MILLIONS)

		TWC Cable	Charter
	Charter	Systems	Cable Systems	Pro Forma		Charter
	Historical	Acquired	Divested	Adjustments		Pro Forma
REVENUES:
Video	$2,200	$1,322	$(815)	$—		$2,707
Internet	1,254	752	(491)	—		1,515
Voice	295	269	(115)	—		449
Commercial	478	291	(164)	—		605
Advertising sales	147	95	(42)	—		200
Other	87	17	(31)	98	1f	171
Total revenues	4,461	2,746	(1,658)	98		5,647

COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	2,926	1,723	(1,123)	(28)	1g	3,498
Shared asset charge	—	63	(23)	—		40
Depreciation and amortization	1,033	351	(364)	131	1h	1,151
Other operating expenses, net	26	2	(10)	17	1g, 1k	35
	3,985	2,139	(1,520)	120		4,724

Income from operations	476	607	(138)	(22)		923

OTHER INCOME (EXPENSES):
Interest expense, net	(421)	—	—	(174)	1i	(595)
Equity in income of investee, net	—	—	—	16	1j	16
Loss on derivatives instruments, net	(8)	—	—	—		(8)
	(429)	—	—	(158)		(587)

Income before taxes	47	607	(138)	(180)		336

Income tax benefit (expense)	(129)	(227)	56	105	1l	(195)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(82)	$380	$(82)	$(75)		$141

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.77)					$1.19
Diluted	$(0.77)					$1.18

Weighted average common shares outstanding:
Basic	107,211,813			11,257,411	1d	118,469,224
Diluted	107,211,813			11,257,411	1d	119,922,882

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013
(IN MILLIONS)

	Charter	TWC Cable	Charter
	Pro Forma	Systems	Cable Systems	Pro Forma		Charter
	for Bresnan	Acquired	Divested	Adjustments		Pro Forma
REVENUES:
Video	$4,177	$2,796	$(1,543)	$—		$5,430
Internet	2,253	1,407	(873)	—		2,787
Voice	668	546	(254)	—		960
Commercial	840	525	(289)	—		1,076
Advertising sales	297	199	(85)	—		411
Other	184	30	(69)	190	1f	335
Total revenues	8,419	5,503	(3,113)	190		10,999

COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	5,519	3,403	(2,114)	—		6,808
Shared asset charge	—	105	(38)	—		67
Depreciation and amortization	1,908	789	(658)	221	1h	2,260
Other operating expenses, net	35	21	(9)	(2)	1k	45
	7,462	4,318	(2,819)	219		9,180

Income from operations	957	1,185	(294)	(29)		1,819

OTHER INCOME (EXPENSES):
Interest expense, net	(869)	—	—	(348)	1i	(1,217)
Equity in income of investee, net	—	—	—	14	1j	14
Loss on extinguishment of debt	(123)	—	—	—		(123)
Gain on derivatives instruments, net	11	—	—	—		11
	(981)	—	—	(334)		(1,315)

Income (loss) before taxes	(24)	1,185	(294)	(363)		504

Income tax benefit (expense)	(154)	(449)	118	207	1l	(278)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(178)	$736	$(176)	$(156)		$226

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.75)					$2.00
Diluted	$(1.75)					$1.97

Weighted average common shares outstanding:
Basic	101,934,630			11,257,411	1d	113,192,041
Diluted	101,934,630			11,257,411	1d	114,695,080

Notes to Unaudited Pro Forma Financial Statements

Note. 1. Pro Forma Adjustments

(a)	Represents the following sources and uses as a result of the Transactions.

Sources and Uses (in millions):

Sources:
Long-term debt (accreted value)	$7,933
Fair value of Charter divested cable systems	7,750
Issuance of Charter Class A common stock	1,777
$17,460
Uses:
Fair value of TWC Cable Systems Acquired	$15,368
Acquisition of interest in GreatLand Connections	1,777
Advisor fees and other expenses directly related to the Transactions	210
Deferred financing fees	105
$17,460

(b)
Represents adjustments to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Transactions. The fair value of the Asset Purchase and Asset Exchange consideration is estimated to be approximately $15.4 billion and the fair value of the GreatLand Connections interest is estimated to be approximately $1.8 billion for purposes of the unaudited pro forma financial information. The actual fair value of the Transactions will be based on the operations of the cable systems for 2014 and is subject to change. Charter will pay to Comcast the value of the tax benefits Charter realizes from a step-up in basis from the Asset Purchase, at the earlier of the time of realization or eight years (the “Tax Benefit Payment”). The estimated fair value of the Tax Benefit Payment is approximately $900 million and is included in other long-term liabilities in the preliminary purchase price allocation below. No adjustments are reflected in the working capital balances as they are estimated to be at fair value. Other long-term liabilities have been eliminated as they are assumed to have no fair value.

The table below presents the preliminary purchase price for the cable systems acquired as if the Transactions had closed on June 30, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed.

Preliminary Purchase Price (in millions)

Fair value of cable systems acquired in Asset Purchase Transaction	$7,541
Fair value of cable systems acquired in Asset Exchange Transaction	7,827
Fair value of Charter stock issued for GreatLand Connections interest	1,777
$17,145

Preliminary Allocation of Purchase Price (in millions)

Current assets	$414
Property, plant and equipment, net	3,561
Franchises	9,791
Customer relationships, net	2,084
Goodwill	4,019
Equity investment	1,777
Other noncurrent assets	12
Current liabilities	(510)
Deferred income taxes	(3,103)
Other long-term liabilities	(900)
$17,145

The preliminary estimates are based upon currently available information and prior valuation history. Upon completion of the fair value assessment following the closing of the Transactions, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

The deferred income tax liability recognized in connection with the Transactions reflects currently available information as well as estimates and assumptions made in accordance with the basis of presentation of the unaudited pro forma financial information. The final deferred income tax liability recognized in connection with the Transactions could be significantly different. Additionally, the difference between the amount reflected above and what is the reflected in the balance sheet represents a partial release of Charter’s valuation allowance due to the Transactions of $207 million.

(c)
Represents an adjustment of Charter’s historical deferred tax liability due to the preliminary purchase price allocation, which includes an additional deferred income tax liability for the excess of book value over the estimated tax basis of the equity investment Charter is making in the GreatLand Transaction.

(d)
Reflects Charter’s approximate 33% investment in GreatLand Connections accounted for under the equity method of accounting. Charter’s investment in GreatLand Connections is estimated to be approximately $1.8 billion, which represents Charter’s 33% investment in GreatLand Connections’ equity value of $5.2 billion and the issuance of equity for the payment of 33% of GreatLand Connections’ financing fees and is calculated as follows (in millions).

GreatLand Connections' valuation	$13,044
GreatLand Connections’ financing transactions	7,800
Equity valuation	5,244
GreatLand Connections' financing costs	107
5,351
33%
Charter’s investment in GreatLand Connections	$1,777

Based on Charter’s closing stock price on October 24, 2014 of $157.81, Charter estimates issuing approximately 11.3 million shares of New Charter stock in connection with the GreatLand Transaction. A 5% change in Charter’s closing stock price would increase (decrease) the number of shares issued by approximately 0.6 million shares.

(e)	Reflects the following adjustments (in millions).

Elimination of TWC’s historical shareholders’ equity	$(8,446)
Fair value of the Charter cable systems in the Asset Exchange	7,750
Charter’s investment in GreatLand Connections	1,777
Reduction in valuation allowance	207
Advisor fees and other expenses directly related to the Transactions	(210)
Shareholders’ equity	$1,078

Advisor fees and other expenses directly related to the Transactions of $210 million are not reflected in the unaudited pro forma statements of operations and consist primarily of escrow interest, investment banking fees and legal fees.

Deferred tax liabilities recognized in connection with the Transactions, which are expected to reverse and generate future taxable income, result in a reduction of the Company’s preexisting valuation allowance associated with its deferred tax assets. Such reduction in the valuation allowance is not reflected in the unaudited pro forma statements of operations as it is nonrecurring.

(f)
Charter increased other revenue by $98 million and $190 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, representing Charter’s services fee of 4.25% of GreatLand Connections’ gross revenues.

(g)	Represents adjustment to conform to Charter's financial statement classification.

(h)
Charter has increased depreciation and amortization by $131 million and $221 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, as a result of adjusting the values and lives of property, plant and equipment and customer relationships based on the preliminary pro forma purchase price allocation. The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method to reflect the period over which the relationships are expected to generate cash flows. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(i)
For the six months ended June 30, 2014 and year ended December 31, 2013, interest expense, net reflects an increase of $174 million and $348 million, respectively, of interest expense representing additional interest expense on debt incurred to fund the Asset Purchase and Asset Exchange and related amortization of deferred financing fees. A 0.125% change in assumed interest rates on the debt incurred would increase (decrease) interest expense by $2 million and $4 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(j)
Equity in income of investee, net of $16 million and $14 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, primarily represents Charter’s 33% of GreatLand Connections’ historical net income adjusted for Charter’s share of the services fee of 4.25%, the interest on debt incurred by GreatLand Connections, and Charter’s share of the depreciation and amortization of the excess of the fair value over the book value of GreatLand Connections’ assets acquired in accordance with the application of equity method of accounting.

(k)	Represents the elimination of transaction costs incurred in connection with the Transactions.

(l)
Represents a reduction to income tax expense of the TWC Cable Systems Acquired due to Charter’s valuation allowance position, offset by additional tax expense from amortization of additional indefinite-lived intangibles for tax purposes but not for book purposes, plus the tax effect on the equity earnings from GreatLand Connections. The calculation of income tax expense is based on the preliminary purchase price allocation and financing of the Transactions, both of which are subject to change.

Note 2. Bresnan Acquisition

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is intended to provide information about how the acquisition of Bresnan and related financing may have affected Charter's historical condensed consolidated statement of operations as if they had closed as of January 1, 2013.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013
(IN MILLIONS)

			Bresnan		Charter
	Charter	Bresnan	Pro Forma		Pro Forma
	Historical	Acquisition	Adjustments		for Bresnan

TOTAL REVENUES	$8,155	$262	$2	2a	$8,419

COSTS AND EXPENSES:
Operating costs and expenses (excluding depreciation and amortization)	5,345	173	1	2a	5,519
Depreciation and amortization	1,854	64	(10)	2b	1,908
Other operating expenses, net	31	—	—		31
	7,230	237	(9)		7,458

Income from operations	925	25	11		961

OTHER EXPENSES:
Interest expense, net	(846)	(30)	7	2c,d	(869)
Loss on extinguishment of debt	(123)	—	—		(123)
Gain on derivatives instruments, net	11	—	—		11
Other expense, net	(16)	--	12	2d	(4)
	(974)	(30)	19		(985)

Income (loss) before taxes	(49)	(5)	30		(24)

Income tax benefit (expense)	(120)	5	(39)	2e	(154)

Net income (loss) before nonrecurring charges directly attributable to the Transactions	$(169)	$—	$(9)		$(178)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.65)				$(1.75)

Weighted average common shares outstanding, basic and diluted	101,934,630				101,934,630

(a)	Revenues and operating expenses have been adjusted to reflect Charter’s classification.

(b)
Depreciation and amortization expense decreased by $10 million for the year ended December 31, 2013 as a result of adjusting the values and lives of property, plant and equipment and customer relationships based on the pro forma purchase price allocation.

(c)
Interest expense decreased $7 million for the year ended December 31, 2013 representing i) the elimination of interest on Bresnan's senior notes and credit facility debt; iii) additional interest on Term Loan E; iv) additional interest on borrowings under the Charter Operating revolving credit facility; v) related amortization of deferred financing fees; and vi) elimination of commitment fees incurred on Term Loan E prior to closing of the acquisition.

(d)	Represents the elimination of transaction costs incurred in connection with the acquisition of Bresnan.

(e)
Represents the elimination of Bresnan's income tax benefit and the reflection of $44 million for the year ended December 31, 2013 of income tax expense related to indefinite-lived intangibles that are amortized for tax purposes but not for book purposes and a reduction of partnership related basis step-ups as a result of additional borrowings to fund the acquisition of Bresnan.